Oportun Completes $375 Million Asset-backed Securitization

SAN CARLOS, CA – March 8, 2021 — Oportun Financial Corporation (“Oportun”), a financial services company that leverages its digital platform to provide hard working people with responsible, affordable, and credit-building alternatives to payday and auto-title loans, today announced the issuance of $375 million of two-year asset-backed notes secured by a pool of its unsecured personal installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C and Class D notes. DBRS, Inc. rated all classes of notes, assigning ratings of AA (low) (sf), A (low) (sf), BBB (low) (sf) and BB (high) (sf), respectively. Kroll Bond Rating Agency, LLC rated the Class A and Class B notes, assigning ratings of A (sf) and BBB (sf), respectively.  The notes were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes were priced with a weighted average fixed interest rate of 1.79% per annum. Goldman Sachs & Co. LLC acted as lead book runner with Jefferies LLC, Morgan Stanley & Co. LLC, and Natixis Securities Americas LLC as joint book-runners.

“Our securitization was multiple-times oversubscribed, demonstrating investors’ confidence in the high quality of our loans and our business,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “The deal was our largest bond issuance and our lowest cost of funds, to date, and provides us with the capital flexibility to support our growth in 2021 and beyond.”

“The strong investor response validates the work we have done to develop a digital platform with A.I.-driven models that is able to accurately and fairly score a segment of the market that has been deemed too hard to risk-score by the financial mainstream,” said Raul Vazquez, Oportun CEO. “Our customers are hard-working people with no credit score or who have been mis-scored because of insufficient credit history, and Oportun is in the business of providing them with credit-building products that are a pathway to accessing a better financial future.”

Oportun issued its first securitization in June 2013.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than $9.8 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009. The Company recently applied for a national bank charter to expand its services and make its products available in all 50 states. For more information visit oportun.com.

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Investor Contact
Nils Erdmann
650-810-9074
ir@oportun.com

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